                   SUB-ADMINISTRATION AND ACCOUNTING AGREEMENT

     THIS AGREEMENT is made as of the ___ day of July 2005 by and between
Schroder Series Trust, a Massachusetts business trust (herein the "Trust"), SEI
Investments Global Funds Services (herein the "Administrator"), a Delaware business trust and Schroder Fund Advisors Inc., a New York corporation and administrator to the Trust ("SFA").

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series portfolios, certain of which series portfolios are listed on Schedule B hereto (each a "portfolio", and collectively the
"Portfolios"), each of which may consist of one or more classes of shares of common stock ("Shares"); and

     WHRERAS, SFA, is the administrator for the Trust with certain oversight responsibilities to the Trust, the Administrator hereunder shall therefore be the sub-administrator relative to SFA, and as a party to this Agreement, SFA consents to this Agreement and to the duties of the Administrator pursuant to the terms and conditions hereof

     WHEREAS, the Trust and SFA desire that the Administrator provide, and the
Administrator is willing to provide, certain administrative and accounting services to the Portfolios of the Trust as listed on SCHEDULE A attached hereto, and made a part of this Agreement, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, Trust and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. Trust and SFA hereby retain the
Administrator to furnish the Portfolios with accounting and administrative services as set forth in Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor. SFA's status as the Trust's administrator shall in no way affect the contractual rights of the
Administrator under this Agreement with the Trusts, nor shall this Agreement affect in any way the obligations and liabilities of SFA as the administrator to the Trust. In the performance of its duties hereunder, the Administrator shall act in accordance with such direction as it may receive from the Trust from time to time, provided that such direction is consistent with the terms and conditions of this Agreement.

     ARTICLE 2. Administrative and Accounting Services. The Administrator shall perform (and may sub-contract, as provided below) the services set forth in
SCHEDULE A hereto. The Administrator shall provide all necessary office space, equipment, personnel, compensation and facilities (including facilities for
Shareholders' and Trustees' meetings) for the Administrator to provide such services to the Trust. The Administrator may sub-contact with third parties to perform certain of the services to be performed by

the Administrator hereunder; provided, however, that the Administrator shall remain subject to any liability to the Trust for the acts and omissions. of such other entities, to the same extent, as if the Administrator had performed the sub-contracted services itself and the acts or omissions of any such sub-contracted third party were its own. In meeting its duties hereunder,
Administrator shall have the general authority to do all acts deemed in the
Administrator's business judgment to be necessary and proper to perform its obligations under this Agreement in accordance with SCHEDULE A, which may be amended from time to time in writing by the parties.

     ARTICLE 3. Allocation of Charges and Expenses.

     A.   The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also pay all compensation, if any, of officers of the Trust as well as any and all Trustees of the Trust who are affiliated persons of the
          Administrator or any affiliated corporation of the Administrator;
          provided, however, that unless otherwise specifically provided, the
          Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     B.   Fund Expenses. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated in this Agreement, including, without limitation, organizational costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of pricing services, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of the Administrator or any affiliated corporation of the Administrator, the costs of Trustees' meetings, insurance, interest brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of service providers to the Trust. Trust shall reimburse the Administrator for its reasonable out-of-pocket expenses, including all reasonable charges for SAS 70 audit charges (provided that such SAS 70 charges shall not exceed $300 per Portfolio per year), and reasonable copying, postage, telephone, and fax charges incurred by the Administrator in the performance of its duties and upon the request of the Trust shall provide copies of supporting documentation of such expenses. Notwithstanding the foregoing, under no circumstances shall Administrator be entitled to reimbursement for travel and lodging expenses incurred by its officers and employees in connection with attendance at meetings of the Trust's Board of
          Trustees.

     ARTICLE 4. Compensation of the Administrator. Trust shall be directly responsible to pay the Administrator the compensation due hereunder at the annual rate specified in SCHEDULE B to this Agreement commencing on [ ], 2005 through and until this Agreement is terminated in accordance with Article 6.
Such compensation shall be calculated and accrued daily, and paid to the
Administrator monthly. If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the
Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     ARTICLE 5. Limitation of Liability. The duties of the Administrator shall be confined to those expressly set forth herein and no implied duties are assumed by or may be asserted against the Administrator hereunder. The
Administrator shall not be liable for any error of judgment or mistake of law, or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except (i) a loss resulting from the
Administrator's negligence in the performance of its duties (and not the negligence of the Trusts), provided that any such liability resulting from the
Administrator's negligence in the performance of its duties shall under no circumstances exceed Five Million Dollars ($5,000,000) annually hereunder on a claims made basis from the date of this Agreement, provided further that a loss resulting from the Administrator's negligence (and not the negligence of the
Trusts) during the term of this Agreement may be asserted after the termination of this Agreement, but not more than one (1) year after the termination date of this Agreement and under no circumstances shall any such liability for any such claims asserted within such one year period from the termination date of this
Agreement exceed Five Million Dollars ($5,000,000), or (ii) a loss resulting from the Administrator's gross negligence, bad faith or willful misconduct (and not the negligence of the Trusts) (As used in this Article 5, the term
"Administrator" shall include Trustees, officers, employees and other agents of the Administrator as well as that entity itself.).

     Trust shall indemnify and hold the Administrator harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any act or omission of Administrator in carrying out its duties hereunder or as a result of the Administrator acting upon any instructions of any authorized officer of the investment advisor or of the Trust, provided that this indemnification shall not apply if any such loss, damage or expense is caused by or arises from the negligence, bad faith or willful misconduct of the Administrator, its officers, employees, or authorized agents. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to

indemnify or hold the indemnified party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question.

     In no event and under no circumstances shall either party to this Agreement be liable to anyone, including, without limitation, the other party, for consequential, indirect, punitive or special damages for any act or failure to act under any provision of this Agreement even, if advised of the possibility thereof.

     Trust shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If Trust elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by Trust. In the event that Trust elects to assume the defense of any suit and retain counsel, the
Administrator shall bear the fees and expenses of any additional counsel retained by it.

     The Administrator may apply to Trust at any time for instructions and may consult counsel for Trust or with accountants, counsel and other experts with known industry experience with respect to any matter arising in connection with the Administrator's duties hereunder, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed by the proper person or persons. Nor shall the Administrator be held to have notice of any change of authority of any officers, employee or agent of Trust until receipt of written notice thereof from Trust.

     Nothing herein shall make Administrator liable for the performance or omissions of unaffiliated third parties not under Administrator's reasonable control such as, by way of example and not limitation, transfer agents, custodians, investment advisers or sub-advisers, postal or delivery services, telecommunications providers and processing and settlement services, excluding any third-parties who have been sub-contracted by the Administrator to perform services hereunder, as provided for in Article 2.

     ARTICLE 6. Duration and Termination of this Agreement. This Agreement shall become effective on the date set forth in SCHEDULE B hereto and shall remain in effect for the full duration of the Initial Term and thereafter shall automatically renew and continue in full force and effect, unless terminated in accordance with the provisions of this Article 6. This Agreement may be terminated only: (a) by either party at the end of the Initial Term, or thereafter on six (6) months prior written notice to the other party; (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Agreement by the other party, provided the terminating party has notified the other party of such material breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; or (c)
as to any Portfolio or as to the Trust, effective (i) upon the full liquidation of any such Portfolio or the Trust, or (ii) upon the

complete merger of a Portfolio within the Trust, into another Portfolio within the Trust, or into another Portfolio within the Schroder Funds Complex, as defined on SCHEDULE B hereto. For purposes of this paragraph, the term
"liquidation" shall mean only a transaction in which the assets of the Trust or a Portfolio are sold or otherwise disposed of and proceeds there from are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the entity.

     ARTICLE 7. Activities of the Administrator. The services of the
Administrator rendered to Trust are not to be deemed to be exclusive. The
Administrator is free to render such services to others and to have other businesses and interests.

     ARTICLE 8. Confidentiality. The Administrator agrees on behalf of itself and its employees to treat confidentiality all records and other information relative to the Trust and its shareholders received by the Administrator in connection with this Agreement, including any non-public personal information as defined in Regulation S-P, and that it shall not use or disclose any such information except for the purpose of carrying out the terms of this Agreement;
provided however, that Administrator may disclose such information to another party (i) as required by court order, or by legally binding discovery request, or regulatory or criminal investigation, or (ii) after prior written notification to, and approval in writing by, the Trust, which approval shall not be unreasonably withheld.

     ARTICLE 9. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to all applicable law, including, Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the
Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify Trust and follow Trust's written instructions as to permitting or refusing such inspection;. provided that the
Administrator may allow such inspection by another party (i) as required by court order, or by legally binding discovery request, or regulatory or criminal investigation, or (ii) after prior written notification to, and approval in writing by, the Trust, which approval shall not be unreasonably withheld.

     For purposes of clarity, the Advisor's obligation to surrender records to the Trust pursuant to this Article 9 shall be effective at all times, regardless of any dispute with, or alleged breach by, the Trust under this Agreement. Under no circumstances will the Administrator raise any breach of this Agreement by the Trust, or any other claim by the Administrator against the Trust, as a defense or impediment to the Administrator's obligation to surrender records to the Trust pursuant to this Article 9.

     ARTICLE 10. Compliance with Governmental Rules and Regulations. The
Administrator undertakes to comply with applicable requirements of the 1933 Act, the 1934 Act, the

1940 Act and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the Administrator hereunder.

     ARTICLE 11. Representations and Warranties of the Administrator. The
Administrator represents and warrants that:

     A.   It is a Delaware trust company, duly organized and existing under the laws of Delaware;

     B.   It is duly qualified to carry out its business in all applicable jurisdictions;

     C.   All requisite corporate proceedings have been taken to authorize it to enter into and perform its duties under this Agreement;

     D.   It has and will continue to maintain the necessary facilities, equipment and personnel to perform its obligations under this
          Agreement.

     ARTICLE 12. Representations and Warranties of the Trust. The Trust
represents and warrants to the Administrator that:

     A.   It is a Massachusetts business trust, duly organized and existing under the laws of The Commonwealth of Massachusetts;

     B.   All requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

     C.   Its duly qualified to carry out its business in all applicable United
          States jurisdictions.

     ARTICLE 13. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement, draft or proposal with respect to the subject matter hereof. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought.

     ARTICLE 14. Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

     ARTICLE 15. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by written instrument executed by such party. No failure of either party hereto to exercise any power or right granted hereunder, or to insist upon strict compliance with any obligation hereunder, and no custom or practice of the parties with regard to the terms of performance hereof, will constitute a waiver of the rights of such party to demand full and exact compliance with the terms of this Agreement.

     ARTICLE 16. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, Federal Express (or substantially similar delivery service), postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice; if to Trust at:

     Attention:  Ms. Catherine Mazza and Ms. Carin Muhlbaum
     c/o Schroder Investment Management North America Inc.
     875 Third Avenue, 22nd Floor
     New York, NY 10022

     and if to the Administrator at:

     Attention:  General Counsel
     One Freedom Valley Drive
     Oaks, Pennsylvania  19456

     Notice shall be effective upon receipt as evidenced by written confirmation of delivery.

     ARTICLE 17. Force Majeure. No breach of any obligation of a party to this
Agreement will constitute an event of default or breach to the extent it arises out of a cause, existing or future, that is beyond the control and without negligence of the party otherwise chargeable with breach or default, including without limitation: work action or strike; lockout or other labor dispute;
flood; war; riot; theft; earthquake or natural disaster. Either party desiring to rely upon any of the foregoing as an excuse for default or beach will, when the cause arises, give to the other party prompt notice of the facts which constitute such cause; and, when the cause ceases to exist, give prompt notice thereof to the other party.

     ARTICLE 18. Equipment Failures. In the event of equipment failures beyond the Administrator's control, the Administrator shall, at no additional expense to Trust, take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto; provided that with respect to equipment failure of equipment owned or maintained by Administrator, the
Administration shall be obligated to act in accordance with the terms of this
Agreement and the Administrator shall be liable for such equipment failures arising from any breach of its obligations hereunder, including any breach of the standard of care set forth in Article 5. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available. The Trust may, during the term of this
Agreement, from time to time, make reasonable requests to review and comment upon this Administrator's plan for recovery from equipment failures, provided that such requests do not occur more than twice in any given year during the term of the Agreement.

     ARTICLE 19. Definitions of Certain Terms. The terms "interested person,"
"assignment" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations there under, subject to such exemptions as may be granted by the Securities and
Exchange Commission.

     ARTICLE 20. Headings. All Article headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the contract requires.

     ARTICLE 21. Governing Law. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of
Massachusetts, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 22. Limitation of Liability. A copy of the Agreement and
Declaration of Trust of the Trust is on file with the Secretary of State of The
Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers, or shareholders of the Trust but are binding only upon the assets and property of the Trust.

     ARTICLE 23. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 24. Binding Agreement. This Agreement, and the rights and obligations of the parties hereunder, shall be binding on, and inure to the benefit of, the parties and their respective successors and assigns.

     ARTICLE 25. Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be illegal or invalid.

     ARTICLE 26. Portfolio Obligations. The parties acknowledge and agree that
(i) each Portfolio's obligations and duties under this Agreement are individual and are neither joint nor joint and several, (ii) without limiting the generality of the foregoing, no Portfolio shall be liable or responsible for the acts, omissions, or liabilities of any other Portfolio of the Trust on behalf of or in respect of any other Portfolio, or of any other

trust or portfolio in the Schroder Funds Complex, and (iii) the minimum fees due under this Agreement are the respective and proportionate obligations of each of the Portfolios (based on their respective net asset values) in the Trust to the extent that such minimum fees are imposed on the Trust pursuant to the terms hereof.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the day and year first above written.

SCHRODER SERIES TRUST

By:
    --------------------
Name:  Mark A. Hemenetz
Title:  President

SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:
    --------------------
Name:
Title:

SCHRODER FUND ADVISORS INC.

By:
    --------------------
Name:  Catherine Mazza
Title:  President

                                   SCHEDULE A

                       TO THE SUB-ADMINISTRATION AGREEMENT
                           DATED AS OF [       ], 2005
                                     BETWEEN
                              SCHRODER SERIES TRUST
                           SCHRODER FUND ADVISORS INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

VALIDATION OF INCOME & EXPENSE ACCRUALS

     Track and validate amortization, accretion, interest, and dividend income for securities
     Modify expense accrual changes at least twice per year
     Process expense payments to service providers monthly as appropriate
     Classify income and expense categories for reporting purposes
     Maintain book / tax differences off-line to assist in tax return preparation

INCOME & CAPITAL GAIN DISTRIBUTIONS

     Calculate and record income and capital gains as required by prospectus
     Provide distribution factors to client, advisor, and T/A
     Reconcile with T/A and resolve differences
     Coordinate estimated cash payments required for capital gains and dividends not reinvested

SECURITY MASTER FILE & TRADE PROCESSING

     Maintain one security master file with all indicative data elements
     Receive automated feed of security trades not later than T+1
     Enter same-day settlement trades on Trade Date (T).
     Validate trade information
     Maintain tax lot records according to a default selected by the advisor
     Record all mandatory corporate actions, validating income and adjustments
     Receive and record voluntary corporate actions
     Track international dividend reclaims
     Daily reconciliation with

FUND VALUATION

     Obtain security valuation quotes from reliable industry resources

                                       10

     Obtain broker quotes for securities whose prices cannot be obtained from pricing vendors
     Manage and respond to price challenges by advisor or sub-advisor
     Investigate stale prices (3 business days for equity securities, 5 business days for fixed income securities)
     Check for trading halts on securities at market close
     Calculate weekly mark-to-market report for money market funds
     Validate prices that deviate from pre-established thresholds
     Calculate NAV of each fund and any class of shares
     Communicate NAVs to NASDAQ & T/A

ACCOUNTING REPORTING

     Calculate and submit all required yields to clients and 3rd party reporting agencies
     Produce SEI's standard reports

THIRD PARTY REPORTING

     Distribute daily and monthly data feeds to major third party reporting agencies
     Provide fund updates to third party reporting agencies as required
     Assist in resolution of errors reported by third party agencies.
     Provide feeds to SEI's Fund Reporting

PERFORMANCE REPORTING

     Provide SEI's standard performance reports in electronic format (FTP or email)
     Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals)
     Provide conversion support
     After-Tax Reporting - SEI standard reporting in accordance with industry regulations

FINANCIAL STATEMENT PREPARATION

     Create financial statement timeline, review with client, and manage deadlines
     Contact advisor to receive trades on trade date for financial statement semi & year end
     Review "shell" financial statements (prior year numbers, new disclosures, etc.)
     Typeset through SEI-selected typesetter
     Identify non-income producing securities
     Prepare draft financial statements and financial highlights

                                       11

     Incorporate MD&A, graphs, etc. into draft financial statement
     Coordinate review with various departments (legal, tax, audit, etc.) and coordinate changes with printer
     Review "Blueline" and clear for print
     Complete N-SAR and file with the SEC
     Review and release EDGAR version of financial statement to SEC

CASH PROCESSING

     Record T/A paid-in-capital activity using an automated T/A feed
     Reconcile shares and accruals with the T/A using automated T/A feed
     Resolve cash movement discrepancies
     Track differences between accrual and actual cash received from custodian using an automated feed
     Provide advisor with daily cash projection
     Reconcile security balances with custodian using an automated custodian feed

TREASURY SERVICES

     Set expense assumptions and review preliminary budgets with clients
     Adjust budget assumptions and discuss with client quarterly
     Calculate monthly revenue
     Create quarterly dividend payment report
     Populate SAIs with fee and expense data
     Complete expense section of prospectus
     Process payments to advisor, sub-advisor, and administrator

REGULATORY ASSISTANCE (COMPLIANCE)

     Compile reports for audits, where data resides only at SEI
     Assist with SEC inquiries or requests for information with respect to records retained or service provided by SEI
     File N-30Ds

PORTFOLIO COMPLIANCE POST-TRADE (SECONDARY) CHECKS

     Conduct secondary, T+2 quantitative compliance checks on portfolios
     Research potential portfolio deviations
     Provide advisors with notice of potential deviations identified by quantitative tests
     Conduct quarterly IRS diversification tests (SubChapter M)

COMPLIANCE TRAINING & CONSULTING

     Monitor regulatory developments and communicate material changes as needed

                                       12

TAX SERVICES

     Compute required capital gains distributions
     Prepare estimated capital gain distributions twice per year (fiscal year end and excise).
     Prepare federal and state tax returns for the RIC and Coordinate PFIC identification with Advisors bi-annually.
     Coordinate foreign tax credit notification to shareholders
     Prepare year-end 60-day notices
     Prepare year-end provision and tax footnotes
     Provide data for year end 1099 and supplemental tax letters
     Calculate reallocations of income and notify T/A
     Conduct required income qualification tests
     Apply for TIN / EINs to commence business of new RICs
     Advise SEI's Fund Accounting on specific tax issues and assist in resolution of operational tax issues

FUND MANAGEMENT

     Provide officers of the fund if requested
     Respond to SEC inquiries
     Provide fund's outside counsel with SEI's input to board books
     Coordinate with fund's outside counsel on new policies and procedures
     Document portfolio compliance violations on a quarterly basis
     Provide advisors with quarterly "advisor checklist" with affiliated trades and authorized signers.
     Attend board meetings as an interested party, if requested by the Trust

REGULATORY REPORT PRODUCTION

     Coordinate with fund's outside counsel on drafting and filing N-1A, prospectuses, supplements, and SAIs
     Provide plot points and total return data for financial regulatory reporting (prospectuses, annuals, semi-annuals, proxies)
     Review annuals, semi-annuals, 24f-2 documents, and N-SARs

DISTRIBUTE REGULATORY REPORTS

     Determine print quantities for fund direct S/Hs and ADP beneficial S/Hs.
     Request distribution quantities and marketing quantities from client contact.
     Coordinate distribution instructions with print vendor

                                       13

     Manage distribution process to all registered, beneficial, and omnibus shareholders for mailing up to 4 components.
     Manage distribution process to all other interested parties
     (broker/dealers, vendors, fulfillment warehouse, etc.)

PROJECT MANAGEMENT

     Provide consulting and project planning / project management for new funds, products, share classes, or load structures
     Provide consulting and project planning / project management for launch of new fund families

OPERATIONS SUPPORT / VENDOR MANAGEMENT

     Apply for CUSIPs when new funds are opened
     Apply for NASDAQ ticker symbols and NASDAQ media listings
     Assist in resolving material "as of" trades
     Notify vendors of changes in products, policies, procedures

                               [End of Schedule A]

                                       14

                                   SCHEDULE B
                       TO THE SUB-ADMINISTRATION AGREEMENT
                           DATED AS OF [       ], 2005
                                     BETWEEN
                              SCHRODER SERIES TRUST
                           SCHRODER FUND ADVISORS INC.
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:    This Agreement shall apply with respect to the following
               portfolios of the Trust (collectively, the "Portfolios"):

Schroder U.S. Small and Mid Cap Opportunities Fund

Fees:    Pursuant to Article 4, commencing as of [ ], 2005 each Portfolio shall pay the Administrator its pro rata portion of the following fees, calculated based upon the aggregate average daily net assets of
         Schroder Capital Funds (Delaware) and Schroder Series Trust (the
         "Schroder Funds Complex"):

         o    0.15% on the first $300 million of average daily net assets

         o    0.12% on average daily net assets in excess of $300 million

         This fee schedule is subject to a cumulative minimum annual fee for the
         Schroder Funds Complex of eight (8) Portfolios in existence at of the date of this Agreement, in the amount of $[ ] for all such portfolios and classes. The minimum fee shall be increased for each portfolio in excess of eight (8) portfolios in the Schroder Funds Complex in existence at of the date of this Agreement, as follows: $50,000 for each portfolio that invests primarily in domestic securities, and
         $70,000 for each portfolio that invests primarily in international securities.

         The minimum fee shall be increased for each new class added to any portfolio in the Schroder Funds Complex after the date of this
         Agreement, as follows: $12,500 for each new class added to a portfolio that invests primarily in domestic securities, and $17,000 for each new class added to a portfolio that invests primarily in international securities.

         The minimum fee shall be decreased if any portfolio in the Schroder
         Funds Complex is fully liquidated after the date of this Agreement as follows: $50,000 for each Portfolio that invests primarily in domestic securities, and $70,000 for each

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         Portfolio that invests primarily in international securities. The minimum fee shall be decreased if any class in the Schroder Funds
         Complex is liquidated after the date of this Agreement as follows:
         $12,500 for each class that invests primarily in domestic securities and $17,000 for each class that invests primarily in international securities.

         Notwithstanding the foregoing, under no circumstances will the minimum annual fee for Schroder Funds Complex be less than $400,000 for all portfolios and classes in existence during the term of this Agreement.

Term:    This Agreement shall become effective on [       ], 2005 and shall
         remain in effect through [       ] ("Initial Term") and, thereafter,
         shall renew and continue in full force and effect unless and until this
         Agreement is terminated by either party in accordance with the provisions of Article 6 hereof.

                               [END OF SCHEDULE B]

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